Exhibit 99.1

Lucid to Receive New Investments from the PIF and Uber; Uber and Lucid Expand Robotaxi Partnership to at least 35,000 Vehicles

•	Ayar Third Investment Company, an affiliate of the Public Investment Fund, to purchase $550 million of Lucid’s convertible preferred stock
•	Uber to increase total investment in Lucid to $500 million with an additional commitment of $200 million
•	Lucid and Uber expand commitments to global robotaxi service to a total of at least 35,000 Lucid vehicles, including Lucid Gravity and Lucid Midsize vehicles

Newark, Calif. — April 14, 2026 — Lucid Group, Inc. (NASDAQ: LCID), maker of the world’s most advanced software-defined vehicles and technologies, today announced a significant expansion of its partnership with Uber, further supported by an additional long-term investment from Ayar Third Investment Company, an affiliate of the Public Investment Fund (PIF).

As part of the agreement, Uber will increase its purchase commitment to at least 35,000 Lucid vehicles designed exclusively for use as part of Uber’s future global robotaxi service. The company has also committed to an additional $200 million investment in Lucid, raising Uber’s total investments to $500 million to date. Ayar Third Investment has also committed a new investment of $550 million, further strengthening the strategic partnership between the PIF and Lucid. Together, these investments enhance Lucid’s capital position as the company advances its best-in-class software-defined vehicles and diversified enterprise platform strategy.

This milestone builds on the partnership previously announced between Lucid, Nuro and Uber in July 2025 as the companies prepare for commercial launch of their next-generation robotaxi service later this year in the San Francisco Bay Area, utilizing the award-winning Lucid Gravity. The companies previously announced autonomous on-road testing, led by Nuro, began in December 2025, and Lucid completed delivery of all test vehicles in February.

“Today’s announcement demonstrates the growing strength of our relationship with Uber, our continued partnership with the PIF, and the benefits our software-defined EV platforms bring to next-generation mobility networks,” said Marc Winterhoff, Interim CEO at Lucid. “Building on the rapid progress of our collaboration with Lucid Gravity, our Midsize platform will enable autonomous mobility at scale through cost efficiency, manufacturing simplicity, and a technology-forward user experience. This is yet another milestone in our partnership with Uber and Nuro, and we look forward to building on our momentum together in the years to come.”

“We continue to deepen our commitments with both Lucid and Nuro because both companies are executing extremely well against our fast-moving shared roadmap,” said Dara Khosrowshahi, CEO at Uber. “That strong execution keeps us on track to deepen our investment and increase the number of vehicles we plan to deploy, while Lucid’s future Midsize platform creates an even clearer path to stronger unit economics. This is all about moving at speed while scaling intelligently to build a leading robotaxi service around the world.”

As outlined during Lucid Investor Day, Lucid’s future Midsize vehicles are expected to offer similar range to competitors while using smaller battery packs, and at the same time delivering best-in-class interior space and comfort, as well as superior charging speed. Together, these features represent a superior value proposition for fleet operators. With a starting price planned to be under $50,000, combined with the premium technology and performance Lucid is known for, the Lucid Midsize vehicle platform is ideally designed for both consumers and enterprise use cases.

About Lucid Group

Lucid Group, Inc. (NASDAQ: LCID) is a technology company creating exceptional mobility experiences through innovation to drive the world forward. Built on Lucid’s proprietary technology and software defined vehicle architectures, the company’s lineup of award-winning vehicles brings Lucid’s “Compromise Nothing™” approach to premium segments of the global automotive market. Lucid designs and engineers its products in-house and assembles at its vertically integrated facilities in Arizona and Saudi Arabia, enabling continuous innovation across vehicles, software, and advanced driver assistance and autonomy-ready capabilities.

Forward-Looking Statements
This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “shall,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Lucid's expectations related to Uber’s purchase of Lucid Midsize SUV vehicles and combined fleet size, performance specifications, starting price and related cost savings for Lucid Midsize SUV, the use of proceeds and closings of the private placements, expansion into the robotaxi market, and the promise of Lucid’s technology. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Lucid's management. These forward-looking statements are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from these forward-looking statements. Many actual events and circumstances are beyond the control of Lucid. These forward-looking statements are subject to a number of risks and uncertainties, including those factors discussed under the cautionary language and the Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2025, subsequent Current Reports on Form 8-K, and other documents Lucid has filed or will file with the Securities and Exchange Commission. If any of these risks materialize or Lucid's assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Lucid currently does not know or that Lucid currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Lucid's expectations, plans or forecasts of future events and views as of the date of this communication. Lucid anticipates that subsequent events and developments will cause Lucid's assessments to change. However, while Lucid may elect to update these forward-looking statements at some point in the future, Lucid specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Lucid's assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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